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                                                                    EXHIBIT 23.2


                        INDEPENDENT ACCOUNTANTS' CONSENT

         We consent to incorporation by reference from the F&M Bancorporation, Inc. report on Form 10-K for the year ended December 31, 1998 in this Registration Statement on Form S-4 of Citizens Banking Corporation of our report dated February 4, 1999, relating to the consolidated balance sheets of F&M Bancorporation, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998 and the references to our firm under the heading "Experts" in the joint proxy statement-prospectus.


                                            /s/ Wipfli Ullrich Bertelson LLP

                                            WIPFLI ULLRICH BERTELSON LLP



Appleton, Wisconsin
September 3, 1999